Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Sprint Nextel Corporation:
We consent to the incorporation by reference in the registration statement on Form S-3 of Sprint Nextel Corporation of our report dated August 4, 2008, with respect to the statements of operations, cash flows and business equity (included within the statement of stockholders’ equity and comprehensive loss) of the WiMAX Operations of Sprint Nextel Corporation for the year ended December 31, 2007, included in the consolidated financial statements of Clearwire Corporation, which report appears in the December 31, 2009 annual report on Form 10-K of Sprint Nextel Corporation incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP

Kansas City, Missouri
December 20, 2010